UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2021

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VTGN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Resignation of Dr. Brian J. Underdown and Appointment of Ms. Maggie FitzPatrick

On July 21, 2021, Dr. Brian J. Underdown notified the Board of Directors (the “Board”) of VistaGen Therapeutics, Inc. (the “Company”) of his retirement from the Board and all Board committees, effective immediately. Dr. Underdown’s decision to retire was not a result of any disagreement with the Company’s management or the Board.

Following Dr. Underdown’s resignation and retirement, the Board appointed Margaret M. FitzPatrick to serve on the Board. Ms. FitzPatrick was deemed to be an “independent director,” as such term is defined in Listing Rule 5605 of the Nasdaq Stock Market. A copy of the press release announcing Ms. FitzPatrick’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1.

Ms. FitzPatrick, age 55, is a globally recognized corporate affairs executive who has been honored with several prestigious awards, including the Washington Business Journal’s C-Suite Executive of the Year Class (2019), PR Week’s Top 50 Most Powerful People in PR (2015) and PR Week’s Hall of Femme (2019). Recently, she served as Chief Corporate Affairs Officer of the Exelon Corporation, a Fortune 100 diversified clean energy company, from 2016 to 2020. Prior to her time at Exelon Corporation, Ms. FitzPatrick served as Global Chief Communications Officer and led public affairs at Johnson & Johnson, the world's largest and most broadly-based healthcare company, from 2013 to 2016, and as Global Chief Communication Officer and President of the Foundation at CIGNA. Ms. FitzPatrick also served as Executive Vice President at APCO Worldwide, a global public affairs and strategic communications consultancy, where she counseled executives on major global reputation efforts for notable industry leaders such as eBay and United Airlines, among others. Ms. FitzPatrick currently serves on the board of the Southeast Tennis and Learning Center in Washington, D.C. In 2020, she was appointed by DC Mayor Muriel Bowser to serve as a Commissioner on the DC Commission on the Arts and Humanities.

Ms. FitzPatrick holds a B.A. in English and Policy Studies from Syracuse University, and an M.A. in Public Policy from The George Washington University. In 2018, she completed the Harvard Business School program for corporate directors.

There are no arrangements or understandings between Ms. FitzPatrick and any other person pursuant to which she was selected as a director, and Ms. FitzPatrick is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Ms. FitzPatrick. The Indemnification Agreement requires the Company to indemnify Ms. FitzPatrick to the fullest extent permitted under Nevada law against liability that may arise by reason of her service to the Company and to advance certain expenses incurred as a result of any proceeding against her as to which she could be indemnified.

The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Appointment of Directors to Board Committees

On July 21, 2021, Mary L. Rotunno was appointed to serve as Chair of the Board’s Corporate Governance and Nominating Committee and as a member of the Board’s Audit Committee. In addition, Ms. FitzPatrick was appointed to serve as a member of the Corporate Governance and Nominating Committee and Dr. Jerry B. Gin was appointed to serve as Chair of the Compensation Committee.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: July 22, 2021	By:	/s/ Shawn K. Singh
Shawn K. Singh, JD Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Indemnification Agreement, dated July 21, 2021, by and between VistaGen Therapeutics, Inc. and Margaret M. FitzPatrick
99.1	Press Release issued by VistaGen Therapeutics, Inc., dated July 22, 2021